Exhibit 3.15

ARTICLES OF INCORPORATION

OF

Hardee’s Li’l Chef of Marine Blvd., Inc.

We, the undersigned natural persons of the age of twenty-one years or more, do hereby associate ourselves into a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act”, and the several amendments thereto, and to that end do hereby set forth:

1. The name of the corporation is Hardee’s Li’l Chef of Marine Blvd., Inc.

2. The period of duration of the corporation shall be perpetual.

3. The purpose or purposes for which the corporation is organized are:

(a) To engage generally in the restaurant and drive-in restaurant business and to deal in goods and services incident or related thereto.

(b) To engage generally in the real estate business; to purchase, lease, hire or otherwise acquire, to own, use, hold, improve or develop, to sell, convey, exchange, lease or sublet, to mortgage, pledge, or in any way dispose of, or to collect rents for, supervise, manage, protect, deal in, and handle real estate and real estate improvements of all kinds, and any and all rights and interests therein, wheresoever situate, either for its own account, or as agent, factor, sales representative, attorney-in-fact, or broker for any individual or combination of individuals, partnership or firm.

(c) To engage, either in its own name or as agent, broker, or factor of another, in all other lawful activity, including but not limited to: dealing, improving, repairing, storing, caring for, buying and selling all types of real and personal property; lending money, dealing in evidences of indebtedness and in all other types of securities; extracting and processing natural resources; transporting freight, passengers or messages by any means whatsoever; collecting and disseminating information and/or advertisements through any mediums whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, fiduciary or representative capacity.

4. The corporation shall have authority to issue One Hundred Thousand shares of One Dollar ($1.00) par common stock.

5. The minimum amount of consideration with which the corporation shall commence business is Three Hundred Dollars ($300.00) in cash or property of equivalent value.

6. The address of the initial registered office of the corporation is North Church Street Extension, Rocky Mount, Nash County, North Carolina, and the name of the initial registered agent at such address is J. L. Rawls, Jr.

7. The number of directors of the corporation may be fixed by the by-laws, but shall not be less than three.

The number of directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

NAMES	ADDRESSES
J. L. Rawls, Jr.	3808 Hawthorne Road, Rocky Mount, N. C.
Ernest J. Ward	308 Englewood Drive, Rocky Mount, N. C.
Alvin L. Lawing, Jr.	3608 Hawthorne Road, Rocky Mount, N. C.
John G. Gardner	3613 Winstead Road, Rocky Mount, N. C.

8. The names and addresses of all of the incorporators are:

NAMES	ADDRESSES
James R. Trotter	3709 Winchester Road, Rocky Mount, N. C.
DeWitt C. McCotter	3716 Winchester Road, Rocky Mount, N. C.
Cleveland P. Cherry	300 Clifton Road, Rocky Mount, N. C.

9. In addition to the general powers granted corporations under the laws of the State of North Carolina, the corporation shall have full power and authority to act as guarantor, surety or fiduciary for any person, corporation or other legal entity, except as may be prohibited by law.

IN TESTIMONY WHEREOF, we have hereunto set our hands, this the 21st day of March, 1968

James R. Trotter

DeWitt C. McCotter

Cleveland P. Cherry

NORTH CAROLINA

NASH COUNTY

I, Mary Ivey Hammond, a Notary Public for the County and State aforesaid, hereby certify that James R. Trotter, DeWitt C. McCotter and Cleveland P. Cherry personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and Notarial seal this 25 day of March, 1968.

Notary Public

My commission expires: Dec. 7, 1969